                                    EXHIBIT 6

                           NOTICE OF CHANGE OF AUDITOR

Effective May 5, 2004 Ernst & Young LLP ("Ernst &Young") were informed that the board of directors (the "Board") of North American Palladium Ltd. (the "Corporation") would not be proposing Ernst & Young LLP for re-appointment as auditors of the Corporation. The Board approved a proposal to engage the accounting firm of KPMG LLP ("KPMG"), as auditors for the Corporation for 2004. The Corporation will ask that the shareholders of the Corporation appoint KPMG, at the next annual and special meeting of the shareholders of the Corporation scheduled on June 23, 2004. The decisions of the Board were made on recommendation of the audit committee of the Board.

During the appointment of Ernst & Young from 1993 to 2004, there were no disagreements or unresolved issues with Ernst & Young on any matter of audit scope or procedure, accounting principles or policies, financial statement disclosure. During such period there were no consultations with respect to the foregoing matters.

It is the Corporation's opinion that there have been no reportable events within the two most recently completed fiscal years or for any period subsequent to the date the most recent audit report was issued and preceding the date hereof.

Ernst & Young did not have any reservation in their auditors' report for the financial statements for the Corporation's last two fiscal years or for any period subsequent to the date the most recent audit report was issued and preceding the date hereof.

The Corporation has requested that each of Ernst & Young and KPMG furnish a letter addressed to the securities administrator in each province of Canada stating whether or not they agree with the information contained in this notice. A copy of each letter to the securities administrators will be filed with this notice.

Dated as of this 5th day of May, 2004.

NORTH AMERICAN PALLADIUM LTD.


"Gregory J. Van Staveren" (signed)
----------------------------------
Gregory J. Van Staveren
Audit Committee Chairman